Exhibit 10.21

THIS MINING LEASE is made the 27th day of September, 2007 between THE GOVERNMENT OF THE REPUBLIC OF GHANA (hereinafter called “the Government”) acting by ESTHER OBENG DAPPAH the Minister of Lands, Forestry and Mines (hereinafter called “the Minister”) of the one part and FIRST CANADIAN GOLDFIELDS LIMITED having its registered address at P. O. BOX 16075, K.I.A., ACCRA (hereinafter called “the Company”) of the second part:

WHEREAS:

The Government is desirous of developing its mineral resources in such manner as will ensure that the maximum possible benefits accrue to the nation from the exploitation of minerals and has agreed to grant the Company a Mining Lease on the terms and conditions hereinafter following:

NOW THIS AGREEMENT WITNESSETH THAT:

1.	GRANT OF MINING RIGHTS:

(a) The Government hereby grants to the Company mining rights to ALL that piece of land described in the schedule hereto and more particularly delineated on the Plan attached and shown edged red (hereinafter called “the Lease Area”) together with mines, beds, seams, veins, channels and strata of gold lying and being within and under the surface for a term of four (4) years from the date of this Agreement. Such term shall be renewable from time to time in accordance with the Minerals and Mining Act, 2006, (Act 703);

(b) The Government hereby grants to the Company the exclusive rights to work, develop and produce gold in the Lease Area for the said term of four (4) years (including, the processing, storing and transportation of ore and materials together with the rights and powers reasonably incidental thereto) subject to the provisions of this Agreement;

(c) The Company shall not, however, conduct any operations in a sacred area and shall not, without the prior consent in writing of the Minister conduct any operations:

(i) within 50 yards of any building, installation, reservoir of dam, public road, railway or area appropriated for railway;

(ii) in an area occupied by a market, burial ground cemetery or Government office, or situated within a town or village or set apart for, used, appropriated or dedicated to a public purpose.

(d) The Company shall commence commercial production of gold within two (2) years from the date of this Mining Lease.

(e) The Company shall conduct its operations in a manner consistent with good commercial mining practices so as not to interfere unreasonably with vegetation in the Lease Area or with the customary rights and privileges of persons to farm, hunt and snare game, gather firewood for domestic purposes or to collect snails.

(f) The public shall be permitted at their sole risk to use without charge, any road constructed by the Company in the Lease Area, in a manner consistent with good mining practices, safety and security, provided that such use does not unreasonably interfere with the operations of the Company hereunder and provided also that such permission shall not extend to areas enclosed for mining operations.

(g) Nothing contained in this Agreement shall be deemed to confer any rights on the Company conflicting with provisions contained in the Minerals and Mining Act, 2006, (Act 703) or to permit the Company to dispense with the necessity of applying for and obtaining any permit or authorization which the Company may be required by law or regulation to obtain in respect of any work or activity proposed to be carried out hereunder.

2.	GRANT OF RIGHTS TO THIRD PARTIES IN THE MINING AREA:

(a) Subject to satisfactory arrangements between the Government and the Company, the Government shall grant the first option to the Company to work minerals other than gold and silver discovered in the Lease Area.

(b) Failing such satisfactory arrangements between the Government and the Company, the Government reserves the right to grant licences to third parties to prospect for or to enter into agreements for the production of minerals other than gold and silver in the Lease Area, provided that any such activity shall not unreasonably interfere with the rights granted to the Company hereunder.

3.	POWER OF GOVERNMENT TO EXCLUDE PARTS OF THE MINING AREA:

(a) The Government may by reasonable notice in writing to the Company exclude from the Lease Area, at any time and from time to time, any part which may be required for any stated public purpose whatsoever, provided that:

(i) The parts so excluded shall not have a surface area in the aggregate greater than ten percent of the Lease Area.

(ii) Any parts of the Lease Area so excluded shall continue to form part of the Lease Area subject to this Agreement.

(iii) except that no mining operations shall be conducted on the parts so excluded.

(iv) No part of the Lease Area shall be so excluded in respect of which the Company shall have given prior notice specifying that such part is required for mining operations hereunder or on which active operations have commenced or are in progress (such as digging, construction, installation or other works related to gold and silver mining) but, in lieu thereof, a part equal in area to any such part shall be excluded for such public purposes; and

(v) The Government shall not take to itself or grant to third parties the right to mine gold and silver from any part so excluded.

(b) The company shall be relieved of all liabilities or obligations hereunder in respect of any part excluded under this paragraph except liabilities or obligations accrued prior to such exclusion.

4.	WORK OBLIGATION:

The Company shall continuously operate in the Lease Area in accordance with good mining practices until such time as the reserves or deposits may be exhausted or the mine can no longer be economically worked or until this Agreement expires, whichever shall be sooner.

5.	CONDUCT OF OPERATIONS:

(a) The Company shall conduct all of its operations hereunder with due diligence, efficiency, safety and economy, in accordance with good mining practices and in a proper and workmanlike manner, observing sound technical and engineering principles using appropriate modern and effective equipment, machinery, materials and methods, and pay particular regard to conservation of resources, reclamation of land and environmental protection generally.

(b) The Company shall mine and extract ore in accordance with paragraph 5(a) herein utilizing methods, which include dredging, quarrying, pitting, trenching, stoping and shaft sinking in the Lease Area.

(c) The company shall maintain all equipment in good and safe condition, normal wear and tear excluded, and shall keep all excavated areas, shafts, pits and trenches in good and safe condition and take all practical steps:

(i) to prevent damage to adjoining farms and villages;

(ii) to avoid damage to trees, crops, buildings structures and other property in the Lease Area; to the extent, however, that any such damage is necessary or unavoidable, the Company shall pay fair and reasonable compensation.

(d) The Company shall fence off effectually from the adjoining lands, all pits, shafts and other works made or used under the powers hereof.

(e) The company shall as far as is necessary or practicable provide and maintain in good repair and condition roads, gates, stiles and fences for the convenient occupation of the surface of the Lease Area.

(f) The Company shall provide and maintain proper and sufficient drains, culverts, arches and passageways for carrying off any waters which shall arise or be produced or interrupted by any of the works hereby authorized so that the drainage of the Lease Area may not be prevented or prejudiced.

6.	NOTIFICATION OF DISCOVERY OF OTHER MINERALS:

(a) The Company shall report forthwith to the Minister, the Chief Executive of the Minerals Commission, the Head, Inspectorate Division of the Minerals Commission and the Director of Ghana Geological Survey, the discovery in the Lease Area of any other mineral deposits apart from gold and silver and the Company shall be given the first option to prospect further and to work the said minerals, subject to satisfactory arrangements between the Government and the Company.

(b) Failing any such satisfactory arrangements the Company shall not produce any minerals from the Lease Area other than gold and silver except where they are unavoidably linked with the production of gold and silver.

7.	SAMPLES:

(a) The Company shall not during the currency of this agreement remove, dispose of or destroy, except in analyses, any cores or samples obtained from the Lease Area without the prior consent in writing of the Head of the Inspectorate Division of the Minerals Commission.

(b) The Company shall provide the Director of Ghana Geological Survey with such samples from the Lease Area as he may from time to time reasonably request, and shall keep such samples as he may be directed to do so by the Head of the Inspectorate Division of the Minerals Commission.

8.	HEALTH, SAFETY AND ENVIRONMENTAL PROTECTION:

(a) The Company shall comply with all such reasonable instructions as may from time to time be given by the Inspectorate Division of the Minerals Commission for securing the health and safety of persons engaged in or connected with the operations hereunder.

The Company shall adopt all necessary and practical precautionary measures to prevent undue pollution of rivers and other potable water and to ensure that such pollution does not cause harm or destruction to human or animal life or fresh water fish or vegetation.

9.	POWER OF HEAD OF THE INSPECTORATE DIVISION OF THE MINERALS COMMISSION TO EXECUTE CERTAIN WORKS: If the Company shall at any time fail to comply with any provisions of this Agreement or applicable law and such failure is likely, in the opinion of the Head of the Inspectorate Division of the Minerals Commission, to:

(i) endanger the health or safety of persons, or

(ii) endanger the environment, or

(iii) cause harm or destruction to potable water; or

(iv) result in damage to mining equipment or other structures or installation;

the Head of the Inspectorate Division of the Minerals Commission, shall after giving the Company reasonable notice, execute any works which in his opinion are necessary and practicable in the circumstances and the costs and expenses of such works shall be borne by the Company.

10.	LIABILITY FOR DAMAGE OR INJURY AND INDEMNITY:

(a) Nothing in this Agreement shall exempt the Company from liability for any damage, loss or injury caused to any person, property or interest as a result of the exercise by the Company of any rights or powers granted to it under this Agreement.

(b) The Company shall at all times indemnify the Government and its officers and agents against all claims and liabilities in respect of any loss suffered by or damage done to third parties arising out of the exercise by the Company of any rights or powers granted to it under this Agreement provided that the Company shall not so indemnify the Government, its officers and agents where the claim or liability arises out of the wrongful or negligent acts of the Government, its officers and agents.

11.	EMPLOYMENT AND TRAINING:

(a) Citizens of Ghana shall be given preference for employment by the Company in all phases of its operations hereunder to the maximum possible extent, consistent with safety, efficiency and economy.

(b) Except with respect to unskilled personnel, the Company may employ non-Ghanaian personnel in the conduct of its operations provided that the number of such non-Ghanaian personnel employed shall not exceed the quota permitted by the Government.

(c) The Company shall provide appropriate programmes of instruction and theoretical and practical training to ensure the advancement, development, improved skills and qualification of Ghanaian employees in all categories of employment.

12.	PREFERENCE FOR GHANAIAN GOODS AND SERVICES:

In the conduct of its operations and in the purchase, construction and installation of facilities, the Company shall give preference to:

(a) materials and products made in Ghana, if such materials and products are comparable or better in price, quality and delivery dates than materials and products from foreign sources;

(b) service agencies located in Ghana owned by Ghanaian citizens or companies organized pursuant to Ghanaian law, including but not limited to, insurance agencies, bidding contractors, import brokers, dealers and agents if such agencies give or provide equal or better price and quality of service than competing foreign firms and can render services at such times as the Company may require.

13.	AFFILIATED COMPANY TRANSACTIONS:

(a) Any services including services in respect of the purchase and acquisition of materials outside Ghana provided by an affiliated company shall be obtained only at a price, which is fair and reasonable. The Company shall, at the request of the Minister, provide such justification of costs as may be required, duly supported by an Auditor’s certificate if necessary.

(b) Any other transactions between the Company and an affiliated company shall be on the basis of competitive international prices and upon such terms and conditions as would be fair and reasonable had such transactions taken place between unrelated parties.

(c) The Company shall notify the Minister of any and all transactions between the Company and an affiliated company and shall supply such details relating to such transactions as the Minister may by notice reasonably require.

14.	TECHNICAL RECORDS:

(a) The Company shall maintain at its registered or mine offices complete records of pits and trenches (location, depths of overburden and gravel and assay value) in the Lease Area in such form as may from time to time be approved by the Head of the Inspectorate Division of the Minerals Commission, Chief Executive of the Minerals Commission and the Director of Ghana Geological Survey.

(b) The Company shall maintain at the said offices copies of all reports including interpretations dealing with gold and silver prospects in the Lease Area in the course of its operations hereunder and copies of all tests and analyses, geological and geophysical maps, diagrams or charts relevant to its operations hereunder. These reports and records may be examined by persons in the service or acting on behalf of the Government and authorized in writing by the Minister.

(C) The Company shall maintain at the said offices correct and intelligible plans and sections of all mines which plans and sections shall show the operations and workings which have been carried on as well as dykes, veins, faults and other disturbances which have been encountered in such workings and operations. All such plans and sections shall be made, amended and completed from actual surveys conducted for that purpose.

(c) Upon expiration or termination of this Agreement or the surrender of any part of the Lease Area, such records and data as are required to be maintained pursuant to this paragraph which relate to the Lease Area, or such part of the Lease Area as may have been surrendered shall be delivered to the Head of the Inspectorate Division of the Minerals Commission, Chief Executive of the Minerals Commission and the Director of Ghana Geological Survey and shall become the property of the Government without charge.

15.	PRODUCTION RECORDS:

The Company shall maintain at its registered or mine offices complete and accurate technical records of its operations and production in the Lease Area in such form as may from time to time be approved by the Head of the Inspectorate Division of the Minerals Commission.

16.	FINANCIAL RECORDS:

(a) The Company shall maintain at its registered or mine offices, detailed and complete accounts and systematic financial records of its operations as may be required by law. The books of account shall show all revenues received by the Company from all sources including its operations hereunder, as well as all its expenditure. The Company shall provide for a clear basis for understanding and relating the financial records and accounts to its operations.

(b) The Company’s books of account shall be kept on the basis of generally accepted accounting principles.

(c) The Company shall keep separately records and financial statements in terms of Ghana currency and also in terms of U.S. Dollars or other international currency and may record in foreign currency such claims and liabilities as arise in such foreign currency.

(d) The Company’s books of account shall be audited within six (6) months after the close of each Financial Year by a qualified Accountant and member of the Ghana Institute of Chartered Accountants. Such auditing shall not in any way imply acceptance of its results by the Government or preclude the Government from auditing such books of account. The Company shall deliver to the Minister without charge, copies of all or any part of such financial records as he may from time to time reasonably request.

17.	REPORTS:

(a) The Company shall furnish a report each quarter, to the Minister, the Head of the Inspectorate Division of the Minerals Commission, the Chief Executive of the Minerals Commission and the Director of Ghana Geological Survey, in such forms as may from time to time be approved by the Minister, regarding the quantities of gold and silver won in that quarter, quantities sold, the revenue received and royalties payable for that quarter and such other information as may be required. Such reports shall be submitted not later than thirty (30) days after the end of each quarter.

(b) The Company shall furnish a report each half-year to the Minister, the Chief Inspector of Mines of the Inspectorate Division, Minerals Commission, the Chief Executive of the Minerals Commission and the Director of Ghana Geological Survey in such form as may from time to time be approved by the Minister summarising the results of its operations in the Lease Area during the half-year and records to be kept by the Company pursuant to paragraphs 14, 15 and 16 hereof. Each such report shall include a description of any geological or geophysical work carried out by the Company in that half-year and a plan upon a scale approved by the Head of the Inspectorate Division of the Minerals Commission showing dredging areas and mine workings. Such reports shall be submitted not later than forty (40) days after the half-year to which they relate.

(c) The Company shall furnish a report each Financial Year in such form as may from time to time be approved by the Minister to the Head of the Inspectorate Division of the Minerals Commission, the Chief Executive of the Minerals Commission and the Director of Ghana Geological Survey Department summarising the results of its operations in the Lease Area during that Financial Year and the records required to be kept by the Company pursuant to paragraphs 14, 15, and 16 hereof. Each such report shall include a description of the proposed operations for the following year with an estimate of the production and revenue to be obtained therefrom. Such reports shall be submitted not later than sixty (60) days after the end of each Financial Year.

(d) The Company shall furnish the Minister, the Head of the Inspectorate Division of the Minerals Commission, the Chief Executive of the Minerals Commission and the Director of Ghana Geological Survey not later than three (3) months after the expiration or termination of this Agreement, with a report giving an account of the geology of the Lease Area including the stratigraphic and structural conditions, together with a geological map on a scale prescribed in the Mining Regulations.

(e) The Company shall furnish the Minister and the Chief Executive of the Minerals Commission, with a report of the particulars of any proposed alteration to its regulations. The Company shall also furnish the Minister and the Chief Executive of the Minerals Commission with a report on the particulars of any fresh issues of shares of its capital stock or borrowings in excess of an amount equivalent to the Stated Capital of the Company. All such reports shall be in such form as the Minister may require and shall be submitted not less than twenty-one (21) days (or such lesser period as the Minister may agree) in advance of any proposed alteration, fresh issue or borrowing, as the case may be.

(f) The Company shall, not later than 180 days after the end of each Financial Year, furnish the Minister and the Chief Executive of the Minerals Commission with a copy each of its annual financial reports including a balance sheet, profit and loss account, and all notes pertaining thereto, duly certified by a qualified accountant who is a member of the Ghana Institute of Chartered Accountants. Such certificate shall not in any way imply acceptance of such reports by the Government or preclude the Government from auditing the Company’s books of account.

(g) The Company shall furnish the Minister, the Head of the Inspectorate Division of the Minerals Commission, the Chief Executive of the Minerals Commission and the Director of Ghana Geological Survey with such other reports and information concerning its operations as they may from time to time reasonably require.

18.	INSPECTION:

(a) Any person or persons in the service of or acting on behalf of the Government and authorized in writing by the Minister shall be entitled at all reasonable times to enter into and upon any part of the Lease Area and the Company’s registered office, for any of the following purposes:

(i) to examine the mine workings, equipment, buildings, installation and any other structures used in the mining operation;

(ii) to inspect the samples which the Company is required to keep in accordance with the provisions of this Agreement;

(iii) to inspect and check the accuracy of the weights and measures and weighing and measuring devices, used or kept by the Company;

(iv) to examine and make abstracts of the books and records kept by the Company pursuant to this Agreement;

(v) to verify or ensure compliance by the Company with all applicable laws and regulations and with its obligations hereunder;

(vi) to execute any works which the Head of the Inspectorate Division of the Minerals Commission may be entitled to execute in accordance with the provisions of the Mining Laws and Regulations of Ghana, or of this Agreement.

(b) The Company shall make reasonable arrangements to facilitate any such work or inspection, including making available employees of the Company to render assistance with respect to any such work or inspection. All such works and inspections shall be listed by the Company in the reports and furnished each half year.

19.	CONFIDENTIAL TREATMENT:

The Government shall treat all information supplied by the Company hereunder as confidential for a period of five (5) years from the date of submission of such information or upon termination of this Agreement whichever is sooner and shall not reveal such information to third parties except with the written consent of the Company which consent shall not be unreasonably withheld. The Government and persons authorized by the Government may nevertheless use such information received from the Company for the purpose of preparing and publishing general reports on Minerals in Ghana and in connection with any dispute between the Government and the Company.

20.	FINANCIAL OBLIGATIONS:

(a) Consideration Fees:

The Company shall, in consideration of the grant of the Mining Lease pay to Government an amount of US$30,000.00 (thirty thousand U.S. Dollars).

(b) Rent:

The Company shall pay rent (which shall be subject to review) at the rate of Ë105,000.00 (one hundred and five thousand cedis) or GH¢ 10.50 (ten Ghana cedis, fifty pesewas) i.e. (Ë5,000 or 50Gp per square kilometre)

(i) the said rent shall be paid half yearly in advance on or before the first day of January and on or before the first day of July in each year.

(ii) in the event of a surrender of any part of the Lease Area pursuant to paragraph 25 hereof, no rental payments shall be refunded in whole or in part of any area so surrendered for which yearly rental has been paid in advance or shall rental payments be refunded in the event of termination.

21.	ROYALTIES:

(a) The Company shall pay to the Government royalty as prescribed by legislation.

(b) The Company shall pay royalty to the Government each quarter through the Commissioner of Internal Revenue based on the production for that quarter, within thirty (30) days from the end of the quarter.

Any necessary adjustments shall be made annually within sixty (60) days of the end of each Financial Year, except that any over-payment of royalty shall not be refunded by the Government but shall be credited against royalty due and payable in the next quarter.

(c) In the event of a dispute with respect to the amount of royalty payable hereunder, the Company shall first make payment of the lower of the disputed amounts and shall pay forthwith any further royalty which shall be agreed upon or determined to be payable by arbitration in accordance with paragraph 35 hereof. Such further royalty shall carry interest to be agreed upon or at the ruling prime rate in Ghana at the time of the award or agreement to take effect from the date on which such amount ought originally to have been paid.

(d) The Company shall also pay royalty on all timber felled by the Company in accordance with existing legislation.

22.	LATE PAYMENTS:

(a) Anything herein contained to the contrary notwithstanding, the Company shall pay as penalty for any late payment of any amounts due to the Government hereunder, an additional amount calculated at the Bank of Ghana re-discount rate for every thirty-day period or part thereof for the period of the delay in paying the amounts, that is to say, the period between the actual payment date and the date on which each such payment should have been made.

(b) In the event the Company shall fail to make payment to the Government of any amount due hereunder, the Government without prejudice to any other rights and remedies to which it may be entitled, may, after giving 30 days notice in writing, enter into and upon the Lease Area and seize and distrain and sell as landlords may do for rent in arrears, all or any of the stocks of gold and silver produced therefrom, and the plant and equipment, materials and supplies belonging to the Company which shall be thereon; and out of the monies obtained from the sale in respect of such distress may retain and pay all of the arrears of any amounts due hereunder and the costs and expenses incidental to any such distress and sale and deliver up the surplus (if any) to the Company.

23.	TAXATION:

(a) The Company shall not be required to deduct or withhold any taxes from any payment made from its external account of which is authorized under the terms of the Minerals and Mining Act, 2006 (Act 703) of:

(i) any interest or other costs or fees paid in respect of any borrowing by or on behalf of the company in foreign currency for the project;

(ii) any dividends paid to the shareholders.

(b) Save for the above, the Company shall pay tax in accordance with the laws of Ghana.

24.	FOREIGN EXCHANGE:

All foreign exchange transactions shall be in accordance with the laws of Ghana.

25.	SURRENDER:

(a) The Company may surrender at any time and from time to time, by giving not less than two months’ notice to the Minister, all its rights hereunder in respect of any part of the Lease Area not larger in the aggregate than 20% of the said Area. The Company may surrender a larger part of the Lease Area by giving not less than twelve (12) months’ notice to the Minister. The Company shall be relieved of all obligations in respect of the part or parts of the Lease Area so surrendered except those obligations, which accrued prior to the effective date of surrender.

(b) The Company shall leave the part of the Lease Area surrendered and everything thereon in a good and safe condition, provided, however that the Company shall have no such obligations for areas surrendered on which the company has not undertaken any works or which have not been affected by the operations of the Company. The Company shall take all reasonable measures, in accordance with good mining practices to leave the surface of such part of the Lease Area surrendered, in good and usable condition having regard to the ecology, drainage, reclamation and the protection of the environment. In the event that the Company fails to do so, the Minister shall make such part and everything thereon safe and in good, usable condition at the expense of the Company. The provisions of sub-paragraphs (a) and (c) of paragraph 29 hereof shall apply.

(c) The Company shall, on such terms and conditions as may be agreed upon between the Government and the Company, be entitled to such wayleaves, easements or other rights through or across the surrendered part or parts as may be necessary for its operations and such wayleaves shall not form part or be included in the calculation of the area of the retained part.

(d) The Government may require that there be reserved over any part surrendered such wayleaves, easements or other rights as will in its opinion be necessary or convenient to any party to whom the Government may subsequently grant a prospecting licence or mining lease.

26.	EXTENSION:

If the Company, not less than six (6) months before the expiration of this Agreement, applies to the Minister for an extension of the term hereof and if the Company shall not be in default at that time in the performance of any of its obligations hereunder, the Company shall be entitled to an extension of the period of this Agreement upon such terms and conditions as the parties may then agree.

27.	COMPANY’S RIGHT TO TERMINATE AGREEMENT:

The Company may, if in its opinion the mine can no longer be economically worked, terminate this Agreement by giving not less than nine (9) months’ notice to the Government. Such termination shall be without prejudice to any obligation or liability incurred by the Company hereunder prior to the effective date of such termination.

28.	GOVERNMENT’S RIGHT TO TERMINATE AGREEMENT:

(a) The Government may, subject to the provisions of this paragraph, terminate this Agreement if any of the following events shall occur:

(i) the Company shall fail to make any of the payments provided for in this Agreement on the payment date;

(ii) the Company shall contravene or fail to comply with any other provisions of this Agreement; or

(iii) the Company shall become insolvent or bankrupt or enter into any agreement or composition with its creditors or take advantage of any law for the benefit of debtors or go into liquidation, whether compulsory or voluntary, except for the purposes of reconstruction or amalgamation; or

(iv) the Company makes a written statement to the Government on any material matter in connection with this Agreement or with its operations which the Company knows to be false or makes recklessly without due regard as to whether it was true or false.

(b) If and whenever the Government decides there are grounds to terminate this Agreement pursuant to clauses (i) and (ii) of the preceding sub-paragraph, the Government shall give the Company notice specifying the particular contravention or failure and permit the Company to remedy same within one hundred and twenty (120) days of such notice, or such longer period as the Minister may specify in such notice as being reasonable in the circumstances.

(c) If the Company shall fail to remedy any event specified in clauses (i) and (ii) of sub-paragraph (a) of this paragraph within the stated period, or an event specified in clauses (iii) and (iv) of the said sub-paragraph shall occur, the Government may by notice to the Company terminate this Agreement, provided that if the Company disputes whether there has been any contravention or failure to comply with the conditions hereof (including any dispute as to the calculation of payments by the Company to the Government hereunder), and the Company shall, within such period as aforesaid refer the dispute to arbitration in accordance with paragraph 35 hereof and, thereafter, diligently prosecute its claim thereunder, the Government shall not terminate this Agreement except as the same may be consistent with the terms of the arbitration award.

(d) No delay or omission or course of dealing by the Government shall impair any of its rights hereunder or be construed to be a waiver of any event specified in sub-paragraph (a) of this paragraph or an acquiescence therein.

(e) Upon termination of this Agreement, every right of the Company hereunder shall cease (save as otherwise specifically provided hereunder) but subject nevertheless and without prejudice to any obligation or liability imposed or incurred under this Agreement prior to the effective date of termination and to such rights as the Government may have under the law.

29.	ASSETS ON TERMINATION OR EXPIRATION:

(a) The Company may within six months of the termination of the Mining Lease or a further period allowed by the Minister, remove the mining plant if the mining plant is removed solely for the purpose of use by the Company or a person deriving title through the Company, in another relevant mining activity in the Country.

(b) A mining plant not removed by the Company within two months after notice is given by the Minister to the Company at anytime after expiration of the period referred to in subsection (a), shall vest in the Republic on the expiration of the two month notice period.

(c) Nothing in this Agreement removes or diminishes an obligation that the Company may have under the Minerals and Mining Act, 2006, (Act 703), another enactment or a condition of this Agreement to remove a mining plant and rehabilitate the land.

(d) Notwithstanding the foregoing, the Minister, may by notice to the Company require the removal or destruction of any assets of the Company in the Leased Area, and if the Company does not remove or destroy such assets within a period of thirty (30) days from the date of the Minister’s notice to that effect, the Minister shall cause such removal or destruction at the expense of the Company.

(e) The Company shall take all reasonable measures to ensure that all of the assets to be offered for sale to the Government or transferred to the Government in accordance with this paragraph shall be maintained in substantially the same condition in which they were at the date of the termination or the date on which the Company reasonably knew that such termination would occur and any such assets shall not be disposed of, dismantled or destroyed except as specifically provided for in this paragraph.

(f) Upon the termination or expiration of this Agreement, the Company shall leave the Lease Area and everything thereon in good condition, having regard to the ecology, drainage, reclamation, environmental protection, health and safety; provided however that the Company shall have no obligation in respect of areas where the Company has not undertaken any work or which have not been affected by the Company’s operations. In this connection, unless the Chief Inspector of Mines otherwise directs, the Company shall, in accordance with good mining practices, fill up or fence and make safe all holes and excavations to the reasonable satisfaction of the Chief Inspector of Mines. In addition the Company shall take all reasonable measures to leave the surface of the Lease Area in usable condition and to restore all structures thereon not the property of the Company to their original condition. In the event that the Company fails to do so, the Minister shall restore and make safe the Lease Area and everything thereon at the expense of the Company.

(g) The Company shall have the right to enter upon the Lease Area for the aforesaid purposes, subject to the rights of surface owners or others, for a period of six (6) months from the effective date of the termination or such longer period as the Minister may decide.

(h) On the termination of this Agreement, the Company shall deliver to the Minister the records which the Company is obliged to maintain under the Minerals and Mining Act, 2006, (Act 703); the plans and maps of the area covered by the mining lease prepared by the Company; and other documents, including in electronic format, if available that relate to the mineral right.

30.	FORCE MAJEURE:

(a) For the purpose of this paragraph, force majeure includes acts of God, war, strikes, insurrection, riots, earthquakes, storm, flood or other adverse weather conditions or any other event which the Company could not reasonably be expected to prevent or control, but shall not include any event caused by a failure to observe good mining practices or by the negligence of the Company or any of its employees or contractors.

(b) The Company shall notify the Minister within forty-eight (48) hours of any event of force majeure affecting its ability to fulfil the conditions hereof or of any events, which may endanger the natural resources of Ghana and similarly notify the Government of the restoration of normal conditions within forty-eight hours of such restoration. This provision shall be in addition to any requirements contained in the Mining Regulations in force in Ghana.

(c) All obligations on the part of the Company to comply with any of the conditions herein (except the obligation to make payment of monies due to the Government) shall be suspended during the period the Company is prevented by force majeure from fulfilling such obligations, the Company having taken all reasonable precautions, due care and reasonable alternative measures with the objective of avoiding such non-compliance and of carrying out its obligations hereunder. The Company shall take all reasonable steps to remove such causes of the inability to fulfil the terms and conditions hereof with the minimum of delay.

(d) The terms of this Agreement shall be extended for a period of time equal to the period or periods during which the company was affected by conditions set forth in the sub-paragraph (a) and (b) of this paragraph or for such period as may be agreed by the parties.

31.	POLITICAL ACTIVITY:

The Company shall not engage in political activity of any kind in Ghana or make a donation, gift or grant to any political party. The Company shall make it a condition of employment that no employee, other than a citizen of Ghana shall engage in political activity and shall not make donations, gifts or grants to any political party. In the event of any such employee acting in disregard to this condition, he shall be dismissed forthwith.

32.	ADVERTISEMENTS, PROSPECTUSES, ETC:

Neither the Company nor any affiliated Company shall in any manner claim or suggest, whether expressly or by implication that the Government or any agency or official thereof, has expressed any opinion with respect to gold in the Lease Area and no statement to this effect shall be included in or endorsed on any prospectus notice, circular, advertisement, press release or similar document issued by the Company or any affiliated Company for the purpose of raising new capital.

33.	CO-OPERATION OF THE PARTIES:

Each of the parties hereto undertake that it will from time to time do all such acts and make, enter into, execute, acknowledge and deliver at the request of the other party, such supplemental or additional instruments, documents, agreements, consents, information or otherwise as may be reasonably required for the purpose of implementing or further assuring the rights and obligations of the other party under this Agreement.

34.	NOTICE:

Any application, notice, consent, approval, direction, instruction or waiver hereunder shall be in writing and shall be delivered by hand or by registered mail. Delivery by hand shall be deemed to be effective from the time of delivery and delivery by registered mail shall be deemed to be effective from such time as it would in the ordinary course of registered mail be delivered to the addressee.

35.	ARBITRATION AND SETTLEMENT OF DISPUTES:

(a) Any dispute between the parties in respect of the interpretation or enforcement of the provisions of this document shall be settled in accordance with the procedures available in Ghana for the settlement of such dispute provided that at the instance of either of the parties any such dispute may be submitted for settlement by arbitration under the Arbitration Rule of the United Nations Commission on International Trade Law (the “UNCITRAL Rule”).

(b) Any arbitration under the UNCITRAL Rules shall be by three (3) arbitrators unless the parties agree to a single arbitrator. The place of arbitration shall be Accra and the proceedings shall be in English unless the parties otherwise agree. Ghana Law shall be the law applicable to the proceedings.

(c) Nothing in clause 35(a) or 35(b) shall prevent either of the parties from requesting any judicial authority to order provisional measures prior to the initiation of arbitration proceedings or during the proceedings for the preservation of their respective rights.

(d) The parties acknowledge and that this Agreement was made on the basis of the laws and conditions prevailing at the date of the effective conclusions of the negotiation of this Agreement and accordingly, if thereafter, new laws and conditions come into existence which unfairly affect the interest of either party to this Agreement, then the party so unfairly affected shall be entitled to request a re-negotiation and the parties shall thereupon re-negotiate.

(e) The parties hereby undertake and covenant with each other to make every effort to agree, co-operate, negotiate and to take such action as may be necessary to remove the causes of unfairness or disputes.

36.	ASSIGNMENT AND TRANSFER OF RIGHTS:

(a) This Agreement shall not be assignable in whole or in part by the Company without the prior consent in writing of the Government

(b) The Government may impose such conditions precedent to the giving of such consent as it may deem appropriate in the circumstances. No assignment, however, may relieve the Company of its obligations under this Agreement except to the extent that such obligations are actually assumed by the Assignee.

(c) During the term of this Agreement, no shares of the capital stock of the Company may be transferred except in accordance with the Minerals and Mining Law.

37.	HEADINGS:

The headings given to paragraphs in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

38.	GOVERNING LAWS:

This Agreement shall be governed and construed in accordance with the Laws of Ghana.

[BENSO MINING LEASE APPLICATION]

[MAP ATTACHED]

THIS IS THE PLAN REFERRED TO

IN THE ANNEXED MINING LEASE

DATED THIS 27th DAY OF SEPTEMBER 2007

THE HON. MINISTER OF LANDS, FORESTRY AND MINES

HON. MINISTER

MIN. OF LANDS, FORESTRY

AND MINES

P.O. BOX MB 212, ACCRA

[SEAL]

/s/ Peter Bradford
PETER BRADFORD
CHAIRMAN/DIRECTOR

THE SCHEDULE ABOVE REFERRED TO

All that piece or parcel of land containing an approximate total area of 20.38 square kilometers Lying to the North of Latitudes 5° 10’ 00”, 5° 09’ 35”, and 5° 10’ 22”; South of Latitudes 5° 12’ 12”, 5° 12’ 14”, and 5° 13’ 10; East of Longitudes 1° 54’ 29, 1° 54’ 28” and 1° 53’ 52”; West of Longitudes 1° 52’ 29”, and 1°52’ 20” in the Wassa West District of the Western Region of the Republic of Ghana which piece or parcel of land is more particularly delineated on the plan annexed hereto for the purposes of identification and not of limitation.

IN WITNESS OF WHICH the Parties have respectively executed the original and counterpart of this Agreement on the date first above written.

SIGNED BY THE GOVERNMENT OF THE	]
REPUBLIC OF GHANA acting by	]
ESTHER OBENG DAPPAH, the Minister	]	/s/ E. Dappah
of Lands, Forestry and Mines who by this	]	HON. MINISTER
execution warrants to the other party that he	]	MIN. OF LANDS, FORESTRY
is duly authorized and empowered to enter	]	AND MINES
into this Agreement in the presence of:	]	P.O. BOX MB 212, ACCRA

/s/ [ILLEGIBLE]

CHIEF DIRECTOR
MINISTRY OF LANDS, FORESTRY AND MINES

SIGNED BY THE WITHIN-NAMED	]

FIRST CANADIAN GOLDFIELDS LIMITED	]
acting by its Chief Executive/Managing Director	]
who by this execution warrants to the other	]
party that he is duly authorized and	]
empowered to enter into this Agreement in	]
the presence of:	]

[SEAL]

/s/ Lt. Col. A.Y.K. Disu	/s/ Peter J.L. Bradford
LT COL. A.Y.K DISU	PETER J.L. BRADFORD
DIRECTOR/SECRETARY	MANAGING DIRECTOR

OATH OF PROOF

I, George Banful of ACCRA make oath and say that on the 27th day of September 2007 I was present and saw ESTHER OBENG DAPPAH, Minister of Lands, Forestry and Mines duly execute the Instrument now produced to me and marked “A” and that the said ESTHER OBENG DAPPAH can read and write.

SWORN at Accra, this 21st day of November 2007

BEFORE ME

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]
REGISTRAR OF LANDS	DEPONENT

This is the Instrument Marked “A” Referred to in the Oath of George Banful Sworn before me this 21st day of November 2007.

/s/ [ILLEGIBLE]
REGISTRAR OF LANDS

CERTIFICATE OF PROOF

On the 21st day of November 2007 at 1:30 O’clock in the after noon this Instrument was proved before me by the Oath of the within-named George Banful to have been duly executed by the within-named ESTHER OBENG DAPPAH for and on behalf of “the Government” of the Republic of Ghana for Lessor herein.

/s/ [ILLEGIBLE]
REGISTRAR OF LANDS

Dated this 27th day of September 2007

[SEAL]

GOVERNMENT OF THE REPUBLIC OF GHANA

AND

FIRST CANADIAN GOLDFIELDS LIMITED

MINING LEASE

[SEAL]

TERM:	FOUR (4) YEARS
COMMENCEMENT:	27/09/2007
EXPIRY DATE:	26/09/2011
FILE NO:	PL.2/155

SOLICITOR OF THE SUPREME COURT

GHANA

[SEAL]